UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2006

ERGO SCIENCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26988	04-3565746
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

790 Turnpike St., Suite 202
North Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 688-8833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 20, 2006, Nexus Commercial Media Limited (“Nexus Commercial”), an indirect wholly-owned subsidiary of Ergo Science Corporation, entered into a purchase and sale agreement with Haymarket Publishing Group Limited, a company registered in England and Wales (“Haymarket”), pursuant to which Nexus Commercial has agreed to sell to Haymarket certain assets including contracts, intellectual property, goodwill, subscription and customer lists and inventory related to certain horticultural assets of Nexus Commercial, including without limitation all of Nexus Commercial’s interest in the publications “Grower” and “Grower Directory,” certain “Grower” domain names and certain events including the Grower of the Year Awards, the Garden Centre & Retail Awards, the South West Regional Grower Show, Re Fresh, Fruit Focus and the World Grower Awards.

The £275,000 (approximately $520,000) purchase price was reduced at closing by a working capital adjustment of £115,000 (approximately $217,000) that was primarily for subscription revenue received by Nexus Commercial prior to closing.  This working capital adjustment is subject to customary post-closing adjustments with respect to the calculation of working capital as of the closing date.

The acquisition closed on November 20, 2006, on the same day the agreement was signed, with the net purchase price referred to above being received by Nexus Commercial on such date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERGO SCIENCE CORPORATION

Date: November 21, 2006	By:	/s/ Ling Kwok
Ling Kwok
Vice President